Exhibit 99.1

NEWS RELEASE for January 27, 2004 at 7:35 AM EST
Contact:	Allen & Caron Inc
	Jay McKeage (investors)	Len Hall (media)
	212-691-8087	949-474-4300
	jay@allencaron.com	len@allencaron.com

DIGITAL ANGEL NAMES JOHN R. BLOCK TO BOARD OF DIRECTORS

Former Secretary of the U.S. Department of Agriculture
To Chair New Government Relations Committee at Digital Angel

SO. ST. PAUL, MN (January 27, 2004) … Digital Angel Corporation (Amex:DOC), an advanced technology company in the field of rapid and accurate identification, location tracking, and condition monitoring of high-value assets, today announced that it has named John R. Block, 68, former Secretary of the U.S. Department of Agriculture during the Reagan Administration, to its Board of Directors. The appointment increases the total number of independent, outside Directors to three and expands the Board to seven members.  Block will also act as Chairman of the newly-formed Government Relations Committee at Digital Angel.

Block currently serves as the Executive Vice President of the Food Marketing Institute, a trade association in Washington, DC, and for the past year has been President of its Wholesaler Division.  Prior to that, Block was President and Chief Executive Officer of Food Distributors International and the International Foodservice Distributors Association (NAWGA/IFDA), where he served from 1986 to 2002.  Block was appointed to President Reagan’s Cabinet in 1981 and served for five years as the Secretary of the U.S. Department of Agriculture.  From 1977 to 1981 he served as Director of Agriculture for the State of Illinois.

Commenting on the appointment, Scott R. Silverman, Vice Chairman of Digital Angel Corporation, said, “We are delighted and honored to have John join our Board of Directors.  As head of Digital Angel’s new Government Relations Committee, John’s vast experience and worldwide network of acquaintance should prove to be vital assets to the Company at this time of heightened concern about the security of our nation’s food supply.”

Block was born near his family-owned farm in Galesburg, IL.  After graduating from the U.S. Military Academy at West Point, he served for three years as an airborne infantry officer, subsequently returning to Illinois to form a farming partnership with his father.  Block retains his investment in the farm, now managed by his son, which produces 3,000 acres of corn and soybeans and 15,000 hogs per year.

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As a member of the Reagan Cabinet and a key member of the Economic Policy council, Block dealt with a wide range of complex domestic farm program and tax issues.  Under his leadership, the Department of Agriculture’s Food for Peace Program was a primary resource in feeding the starving African continent.  During his tenure as Secretary of Agriculture, Block visited more than 30 foreign countries, meeting with heads of state and agriculture ministers from all over the globe, negotiating sensitive agreements critical to U.S. farm interests.

Block currently has a syndicated weekly radio commentary broadcast by more than 600 stations in 30 states.  He serves on a number of corporate boards, including those of NYSE- listed Deere & Co. and Hormel Foods Corporation.  Block is also a member of the Board of Advisors for the Retail Food Industry Center at the University of Minnesota, and is President of the Board of Directors of the U.S. Friends of the World Food Programme, a joint initiative of the United Nations and the Food and Agricultural Organization.  Block is also Chairman of the Agribusiness Alliance of the Citizens Network for Foreign Affairs in Washington.  In 1992, Block received the Horatio Alger Award, given to Americans who have overcome adversity to distinguish themselves in public life.  He is married with four children.

About Digital Angel Corporation

Digital Angel Corporation develops and deploys sensor and communications technologies that enable rapid and accurate identification, location tracking, and condition monitoring of high-value assets. Applications for the Company’s products include identification and monitoring of pets, fish and livestock through its patented implantable microchips; location tracking and message monitoring of vehicles and aircraft in remote locations through systems that integrate GPS and geosynchronous satellite communications; and monitoring of asset conditions such as temperature and movement, through advanced miniature sensors.

Digital Angel Corporation is majority-owned by Applied Digital Solutions, Inc. (Nasdaq:ADSX).  For more information about Digital Angel, please visit www.DigitalAngelCorp.com.

Statements about the company’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995.  Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the company’s actual results could differ materially from expected results. The company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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